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                                                                EXHIBIT 23.3

                        INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Information" and "Independent Auditors" in the Registration Statement (Form S-4) of USF&G Corporation for the registration of 4,620,000 shares of its common stock in connection with the proposed acquisition of Victoria Financial Corporation pursuant to the Amended and Restated Agreement and Plan of Merger dated February 9, 1995, and to the incorporation by reference therein of our report dated as of February 24, 1995, with respect to the consolidated financial statements and schedules of USF&G Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.
                                                Ernst & Young LLP

Baltimore, Maryland
April 13, 1995